P&F INDUSTRIES REPORTS RECORD YEAR-END 2005 RESULTS

MELVILLE, N.Y., March 28, 2006 - P&F Industries, Inc. (Nasdaq NM: PFIN) today announced results from operations for the fourth quarter and year ended December 31, 2005.

YEAR-END AND FOURTH-QUARTER RESULTS

Revenues for the year ended December 31, 2005 increased 22.6% to $108 million from $88.1 million in 2004. Earnings from continuing operations, which exclude the discontinued results of Green Manufacturing and Embassy Industries, increased 23.9% in fiscal 2005 to $4,847,000, or $1.25 per diluted share, compared to $3,911,000, or $1.07 per diluted share, for the year ended December 31, 2004. These represent record operating results for the Company.

Earnings from discontinued operations, net of taxes, for fiscal 2005 were approximately $1.7 million compared to $127,000 for fiscal 2004.

Inclusive of the Green and Embassy results reported as discontinued operations, net earnings for fiscal 2005 increased $2,532,000, or 62.7%, to $6,571,000, or $1.70 per diluted share, compared to net earnings of $4,039,000, or $1.10 per diluted share, for fiscal 2004.

The Company’s consolidated financial statements for all periods presented have been reclassified to reflect the operations of Green and Embassy as discontinued operations, which resulted from the disposition of certain assets of Green in several transactions occurring in the fourth quarter of fiscal 2004 and in the first and third quarters of 2005 as well as the disposition of certain assets of Embassy in the fourth quarter of fiscal 2005 to non-affiliated third parties in their respective industries.

Revenues for the fourth quarter of 2005 decreased $1.4 million, or 5.2%, to $25.8 million from $27.2 million in the same period in 2004. Earnings from continuing operations for the fourth quarter were flat at $1.1 million as compared to the fourth quarter of 2004. Diluted earnings per share from continuing operations for the fourth quarter were $.28 per share as compared to $.30 per share for the fourth quarter of 2004.

Earnings from discontinued operations, net of tax benefit, for the fourth quarter of 2005 were approximately $1.5 million, principally resulting from the net gain on the sale of certain assets of Embassy in October 2005, compared to $349,000 for the same period last year, which included the gain on the sale of certain assets of Green’s Cylinder Division in December 2004 of approximately $88,000. Net proceeds from the sale of such assets were used to pay down debt. These dispositions were part of an overall strategy to focus management’s resources on other segments of our business in order to add greater shareholder value.

Inclusive of the Green and Embassy results reported as discontinued operations, net earnings for the fourth quarter increased 74.0% to $2,597,000, or $.68 per diluted share, compared to $1,492,000, or $.39 per diluted share, for the same period in 2004.

P&F Chairman of the Board, President, and Chief Executive Officer, Richard Horowitz, commented, “We were pleased with our performance this quarter and for the year, which was positively impacted by a full year of results of operations of Woodmark. In addition, we were extremely pleased with the execution of our strategy to dispose of the Green and Embassy operations and to refocus our businesses into two segments. With the sale of certain assets of Embassy in October 2005 for approximately $8.4 million, we believe we took advantage of a unique opportunity to create significant shareholder value. This provided cash flow to pay down debt as well as acquire Pacific Stair Products in January 2006. In addition, with the anticipated sale of Embassy’s building in the second quarter of 2006, we expect to receive additional cash of approximately $4.5 million, net of related costs and the satisfaction of an existing mortgage. This will allow us to further pay down debt and report a gain on the sale of approximately $5 million.”

Florida Pneumatic’s revenues for the fourth quarter of 2005 decreased $2.2 million, or 15.1%, to $12.4 million from $14.7 million in the fourth quarter of 2004, due primarily to decreases in retail promotions during the period. Gross profit margin for the fourth quarter of 2005 increased from 29.0% in the same period last year to 30.5% as a result of a more favorable product mix, higher margins due to the decrease in promotional sales that typically result in lower margins, as well as continuing efforts toward cost reductions and productivity improvements.

Mr. Horowitz stated, “We remain optimistic about prospects at Florida Pneumatic as we focus our efforts on improving gross margins by sourcing our products to other lower-cost, high-quality suppliers to offset pricing pressures in our retail business. In addition, we anticipate a favorable impact from the revenues generated from the new products introduced during 2005 and other products under development that are slated for release in 2006. Finally, by year-end, we expect to have substantially redesigned a significant portion of our product line for enhanced look and performance.”

At Countrywide Hardware, revenues for the fourth quarter of 2005 increased by $799,000, or 6.3%, to $13.4 million from $12.6 million in the fourth quarter of 2004, due primarily to a 6.8% increase in sales at Woodmark and a 3.7% increase in sales at Nationwide. Woodmark’s increase in sales was primarily due to growth in its stair parts business from continued market penetration and strong housing starts, offset by some weakness in its kitchen and bath product line. Woodmark has substantially impacted our business following its acquisition by generating strong profits, by stabilizing our cash flows and by creating additional opportunities for product sourcing. Nationwide’s sales increase was attributed to a $194,000 increase in OEM sales from the addition of new customers, as well as an increase of $142,000 in fencing products sales from increased market penetration. These increases were offset by a reduction in its patio product line revenues due to elimination of its screen door product offering mid-year. Gross profit margin for the quarter increased from 31.5% to 33.3%. This increase was primarily driven by the improvement in gross profit margin at Nationwide from a favorable mix of higher-margin fencing product sales, as well as benefits derived from a shift of certain products to a lower-cost supplier in 2005.

“Countrywide’s expansion of operations to the West Coast has been recently enhanced by the January 2006 acquisition of certain assets of Pacific Stair Products, a company that is a manufacturer of premium stair rail products and a distributor of staircase components for Woodmark to the building industry, primarily in southern California and the southwestern region of the United States. We anticipate the continued success and profitability of this business in addition to the growth opportunities available as Pacific Stair Products, in combination with Woodmark’s product line, now offers a complete product offering to this region,” stated Horowitz.

FISCAL 2006 OUTLOOK

Concerning anticipated performance for 2006, Mr. Horowitz stated, “We anticipate results from continuing operations for the year ending December 31, 2006 to be stronger than 2005, primarily due to anticipated revenue growth at Countrywide’s Woodmark and Nationwide businesses in addition to the results of operations of the newly-acquired Pacific Stair Products.”

“We anticipate consolidated revenues to increase between 5% and 10%. We anticipate sales at Countrywide to increase between 15% and 20% due primarily to the inclusion of Pacific Stair Products, continued growth at Woodmark, principally in its stair parts business, and growth at Nationwide, principally in its fencing and OEM businesses. We anticipate sales at Florida Pneumatic to remain relatively flat as increases in our industrial and catalog businesses are expected to be offset by decreases in our retail business.”

“Gross profit margins are anticipated to range from 31%-33%. We anticipate that revenue increases, planned product cost reductions and operating efficiencies should offset margin erosion from increased product and related selling costs that are further compounded by competitive pressures. Selling, general & administrative expenses are anticipated to range from 22%-24% as a percentage of sales. Interest expense is expected to approximate $1.9 million, nearly flat with 2005. As a result of the above, we anticipate net earnings from continuing operations to increase between 10%-20% in 2006 in comparison to 2005.”

OTHER INFORMATION

P&F Industries has scheduled a conference call for today at 11:00 a.m. Eastern time to discuss its 2005 fourth-quarter and year-end results. Investors and other interested parties can listen to the call by dialing (877) 278-2335, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s Web site, while a telephone replay of the call will be available through April 4, beginning at 2:00 p.m. Eastern time on March 28, at 1-800-642-1687 or 1-706-645-9291, conference ID #5101926.

P&F Industries, Inc., through its two wholly-owned operating subsidiaries, Florida Pneumatic Manufacturing Corporation and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2006 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.	Lippert/Heilshorn & Associates, Inc.
Joseph A. Molino, Jr.	Jody Burfening
Chief Financial Officer	Investor Relations
631-694-9800	212-838-3777
www.pfina.com	jburfening@lhai.com/sbrin@lhai.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	December 31, 2005	December 31, 2004

Assets
Cash and cash equivalents	$1,772	$1,190
Accounts receivable - net	12,567	11,077
Notes and other receivables	2,727	1,849
Inventories - net	26,174	23,377
Deferred income taxes - net	1,496	1,070
Assets of discontinued operations	700	7,256
Prepaid expenses and other current assets	1,111	1,203

Total current assets	46,547	47,022

Property and equipment	14,482	13,892
Less accumulated depreciation and amortization	7,620	6,818
Net property and equipment	6,862	7,074
Goodwill	23,821	22,877
Other intangible assets - net	8,795	9,795
Assets of discontinued operations	-	3,426
Other assets - net	809	650

Total assets	$86,834	$90,844

Liabilities and Shareholders’ Equity
Short-term borrowings	$3,000	$4,000
Accounts payable	2,927	3,132
Income taxes payable	1,366	1,634
Other accrued liabilities	4,857	4,379
Current maturities of long-term debt	4,059	2,949
Liabilities of discontinued operations	2,358	1,398

Total current liabilities	18,567	17,492

Long-term debt, less current maturities	19,573	30,481
Liabilities of discontinued operations	-	1,367
Deferred income taxes - net	978	337

Total liabilities	39,118	49,677

Total shareholders' equity	47,716	41,167

Total liabilities and shareholders' equity	$86,834	$90,844

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

	Three Months Ended				Year Ended
	December 31,				December 31,
(In thousands, except per share data)	2005		2004		2005	2004
	(unaudited	)	(unaudited	)
Net Revenues	$25,768		$27,173		$107,978	$88,064
Cost of sales	17,529		18,957		73,819	60,269
Gross profit	8,239		8,216		34,159	27,795
Selling, general and administrative expenses	6,308		5,676		24,285	19,870
Operating income	1,931		2,540		9,874	7,925
Interest expense - net	465		477		1,896	1,149
Earnings from continuing operations before income taxes	1,466		2,063		7,978	6,776
Income taxes	388		920		3,131	2,865
Earnings from continuing operations before discontinued operations	1,078		1,143		4,847	3,911

Discontinued operations (net of taxes):
Earnings (loss) from discontinued operations	85		261		(126)	40
Gain on sale discontinued operations	1,434		88		1,850	88
Earnings (loss) from discontinued operations	1,519		349		1,724	128
Net earnings	$2,597		$1,492		$6,571	$4,039

Earnings (loss) per common share:

Basic:
Continuing operations	$.30	$.32	$1.36	$1.11
Discontinued operations	.42	.10	.48	.04
Net earnings (loss) per common share - basic	$.72	$.42	$1.84	$1.15

Diluted:
Continuing operations	$.28	$.30	$1.25	$1.07
Discontinued operations	.40	.09	.45	.03
Net earnings (loss) per common share - diluted	$.68	$.39	$1.70	$1.10

Weighted average common shares outstanding:

Basic	3,577	3,537	3,572	3,522

Diluted	3,850	3,786	3,874	3,671

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